SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 17)

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 1,448,100 (See Item 4)
	6.	SHARED VOTING POWER 1,583,881 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 1,448,100 (See Item 4)
	8.	SHARED DISPOSITIVE POWER 1,583,881 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,031,981
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.3%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon, Custodian
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 106,602 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 106,602 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 3 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Revocable Trust, dated December 3, 1991
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 695,223 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 695,223 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 695,223
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #1, dated December 1, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 419,851 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 419,851 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 419,851
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 59,823 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 59,823 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 59,823 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 59,823 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 59,823 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 59,823 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 106,602 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 106,602 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 106,602 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 106,602 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 1998 Earl E. Congdon Family Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 210,937 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 210,937 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,937
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl and Kathryn Congdon Family Irrevocable Trust - 2011
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 212,238 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 212,238 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,238
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 12 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Helen S. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 58,250 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 58,250 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,250
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 13 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon February 2010 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 104,016 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 104,016 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,016
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 14 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) David S. Congdon Irrevocable Trust #2, dated November 18, 1999
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 38,750 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 38,750 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,750
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 15 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 257,188 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 257,188 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 257,188
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 16 of 24 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 44,583 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 44,583 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,583
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 17 of 24 pages

CUSIP No. 679580100

NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon GRAT Remainder Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 430,651 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 430,651 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,651
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 18 of 24 pages

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

(i) David S. Congdon
(ii) David S. Congdon, Custodian
(iii) David S. Congdon Revocable Trust, dated December 3, 1991
(iv) David S. Congdon Irrevocable Trust #1, dated December 1, 1992
(v) Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
(vi) Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
(vii) Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
(viii) Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006
(ix) Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006
(x) 1998 Earl E. Congdon Family Trust
(xi) Earl and Kathryn Congdon Family Irrevocable Trust - 2011
(xii) Helen S. Congdon
(xiii) David S. Congdon February 2010 Grantor Retained Annuity Trust
(xiv) David S. Congdon Irrevocable Trust #2, dated November 18, 1999
(xv) Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992
(xvi) Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004
(xvii) Earl E. Congdon GRAT Remainder Trust

	(b)	Address of Principal Business Office or, if None, Residence:

		As to (i) through (x) and (xii) through (xvi):	500 Old Dominion Way Thomasville, NC 27360

		As to (xi) and (xvii):	20 Harborage Isle Fort Lauderdale, FL 33316

	(c)	Citizenship:

		As to (i), (ii) and (xii)	USA
		As to (iii) through (ix) and (xiii) through (xvi)	North Carolina
		As to (x)	Virginia
		As to (xi) and (xvii):	Florida

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Page 19 of 24 pages

CUSIP No. 679580100

Item 4.	Ownership.

The securities reported herein are beneficially owned by David S. Congdon, David S. Congdon, as Custodian for his child, the David S. Congdon Revocable Trust, dated December 3, 1991, the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, the Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, the Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, the 1998 Earl E. Congdon Family Trust, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011, Helen S. Congdon, the David S. Congdon February 2010 Grantor Retained Annuity Trust, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, and the Earl E. Congdon GRAT Remainder Trust. The total securities reported is 3,031,981 shares of the Issuer’s Common Stock, which constitutes 5.3% of such shares as of December 31, 2011.

As of December 31, 2011, David S. Congdon has sole voting and dispositive power with respect to 1,448,100 shares (2.5%) of the Issuer’s Common Stock, of which 28,445 shares are held by David S. Congdon, 32,574 shares are held by David S. Congdon in his 401(k) plan, 106,602 shares are held by David S. Congdon as custodian for his child, 695,223 shares are held by the David S. Congdon Revocable Trust, dated December 3, 1991, 59,823 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, 59,823 shares are held an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, 59,823 shares are held by an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, 104,016 shares are held by the David S. Congdon February 2010 Grantor Retained Annuity Trust, 257,188 shares are held by the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, and 44,583 shares are held by the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004. He shares voting and dispositive power with respect to 1,583,881 shares (2.8%) of the Issuer’s Common Stock, consisting of 419,851 shares held by the David S. Congdon Irrevocable Trust #1, dated December 1, 1992, 106,602 shares held by the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, 106,602 shares held by the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, 210,937 shares held by the 1998 Earl E. Congdon Family Trust, 212,238 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011, 58,250 shares held by Helen S. Congdon, 38,750 shares held by the David S. Congdon Irrevocable Trust #2, dated November 18, 1999 and 430,651 shares held by the Earl E. Congdon GRAT Remainder Trust. David S. Congdon beneficially owns a total of 3,031,981 shares (5.3%) of the Issuer’s Common Stock.

As of December 31, 2011, David S. Congdon, as Custodian for one of his children, owns directly 106,602 shares (0.2%) of the Issuer’s Common Stock.

As of December 31, 2011, David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 695,223 shares (1.2%) of the Issuer’s Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

As of December 31, 2011, David S. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 419,851 shares (0.7%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2011, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 59,823 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Marilyn Congdon is a child of David S. Congdon.

As of December 31, 2011, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 59,823 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Kathryn Congdon is a child of David S. Congdon.

As of December 31, 2011, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 59,823 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is the Trustee. Ashlyn Congdon is a child of David S. Congdon.

As of December 31, 2011, the Kathryn Leigh Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 106,602 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Kathryn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2011, the Marilyn Marie Congdon Revocable Declaration of Trust, dated May 23, 2006, beneficially owns 106,602 shares (0.2%) of the Issuer’s Common Stock. Although Mr. Congdon’s daughter, Marilyn Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2011, the 1998 Earl E. Congdon Family Trust, dated July 23, 2003, beneficially owns 210,937 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2011, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011 owns 212,238 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

As of December 31, 2011, Helen S. Congdon, the spouse of David S. Congdon, owns directly 58,250 shares (0.1%) of the Issuer’s Common Stock. Although Helen Congdon has sole voting and dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2011, David S. Congdon, as Trustee and grantor of the David S. Congdon February 2010 Grantor Retained Annuity Trust, has sole voting and dispositive power with respect to 104,016 shares (0.2%) of the Issuer’s Common Stock held by the David S. Congdon February 2010 Grantor Retained Annuity Trust.

As of December 31, 2011, the David S. Congdon Irrevocable Trust #2, dated November 18, 1999, owns directly 38,750 shares (0.1%) of the Issuer’s Common Stock. Although Mr. Congdon’s wife, Helen Congdon, as Trustee, has sole voting and dispositive power over these shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

As of December 31, 2011, the Audrey L. Congdon Irrevocable Trust #1, dated December 1, 1992, owns directly 257,188 shares (0.4%) of the Issuer’s Common Stock. David S. Congdon is Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

As of December 31, 2011, the Audrey L. Congdon Irrevocable Trust #2, dated May 28, 2004, owns directly 44,583 shares (0.1%) of the Issuer’s Common Stock. David S. Congdon is Trustee of that trust. Audrey L. Congdon is the sister of David S. Congdon.

As of December 31, 2011, the Earl E. Congdon GRAT Remainder Trust beneficially owns 430,651 shares (0.7%) of the Issuer’s Common Stock. David S. Congdon is Co-Trustee of that trust.

	(a)	Amount beneficially owned:

		(i)	3,031,981
		(ii)	106,602
		(iii)	695,223
		(iv)	419,851
		(v)	59,823
		(vi)	59,823
		(vii)	59,823
		(viii)	106,602
		(ix)	106,602
		(x)	210,937
		(xi)	212,238
		(xii)	58,250
		(xiii)	104,016
		(xiv)	38,750
		(xv)	257,188
		(xvi)	44,583
		(xvii)	430,651

	(b)	Percent of Class:

		(i)	5.3%
		(ii)	0.2%
		(iii)	1.2%
		(iv)	0.7%
		(v)	0.1%
		(vi)	0.1%
		(vii)	0.1%
		(viii)	0.2%
		(ix)	0.2%
		(x)	0.4%
		(xi)	0.4%
		(xii)	0.1%
		(xiii)	0.2%
		(xiv)	0.1%
		(xv)	0.4%
		(xvi)	0.1%
		(xvii)	0.7%

	(c)	Number of Shares as to which such person has:

		(i)	Sole power to vote or to direct the vote

			(i)	1,448,100
			(ii)	106,602
			(iii)	695,223
			(iv)	-0-
			(v)	59,823
			(vi)	59,823
			(vii)	59,823
			(viii)	-0-
			(ix)	-0-
			(x)	-0-
			(xi)	-0-
			(xii)	-0-
			(xiii)	104,016
			(xiv)	-0-
			(xv)	257,188
			(xvi)	44,583
			(xvii)	-0-

		(ii)	Shared power to vote or to direct the vote

			(i)	1,583,881
			(ii)	-0-
			(iii)	-0-
			(iv)	419,851
			(v)	-0-
			(vi)	-0-
			(vii)	-0-
			(viii)	106,602
			(ix)	106,602
			(x)	210,937
			(xi)	212,238
			(xii)	58,250
			(xiii)	-0-
			(xiv)	38,750
			(xv)	-0-
			(xvi)	-0-
			(xvii)	430,651

		(iii)	Sole power to dispose or to direct the disposition of

			(i)	1,448,100
			(ii)	106,602
			(iii)	695,223
			(iv)	-0-
			(v)	59,823
			(vi)	59,823
			(vii)	59,823
			(viii)	-0-
			(ix)	-0-
			(x)	-0-
			(xi)	-0-
			(xii)	-0-
			(xiii)	104,016
			(xiv)	-0-
			(xv)	257,188
			(xvi)	44,583
			(xvii)	-0-

		(iv)	Shared power to dispose or to direct the disposition of

			(i)	1,583,881
			(ii)	-0-
			(iii)	-0-
			(iv)	419,851
			(v)	-0-
			(vi)	-0-
			(vii)	-0-
			(viii)	106,602
			(ix)	106,602
			(x)	210,937
			(xi)	212,238
			(xii)	58,250
			(xiii)	-0-
			(xiv)	38,750
			(xv)	-0-
			(xvi)	-0-
			(xvii)	430,651

Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

	See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

	Not Applicable

Item 8.	Identification and Classification of Members of the Group

	See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

	Not Applicable

Item 10.	Certifications

	Not Applicable

	This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 20 of 24 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 10, 2012.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, CUSTODIAN

/s/ David S. Congdon
David S. Congdon, Custodian for
Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, DATED DECEMBER 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By:	/s/ Kathryn L. Congdon
Kathryn L. Congdon, Trustee

Page 21 of 24 pages

CUSIP No. 679580100

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By:	/s/ Marilyn M. Congdon
Marilyn M. Congdon, Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON FEBRUARY 2010 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ David S. Congdon
David S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

Page 22 of 24 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 10, 2012.

DAVID S. CONGDON

/s/ David S. Congdon
David S. Congdon

DAVID S. CONGDON, CUSTODIAN

/s/ David S. Congdon
David S. Congdon, Custodian for
Ashlyn Congdon

DAVID S. CONGDON REVOCABLE TRUST, DATED DECEMBER 3, 1991

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MARILYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO KATHRYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO ASHLYN CONGDON

By:	/s/ David S. Congdon
David S. Congdon, Trustee

KATHRYN LEIGH CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By:	/s/ Kathryn L. Congdon
Kathryn L. Congdon, Trustee

Page 23 of 24 pages

CUSIP No. 679580100

MARILYN MARIE CONGDON REVOCABLE DECLARATION OF TRUST, DATED MAY 23, 2006

By:	/s/ Marilyn M. Congdon
Marilyn M. Congdon, Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

HELEN S. CONGDON

/s/ Helen S. Congdon
Helen S. Congdon

DAVID S. CONGDON FEBRUARY 2010 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ David S. Congdon
David S. Congdon, Trustee

DAVID S. CONGDON IRREVOCABLE TRUST #2, DATED NOVEMBER 18, 1999

By:	/s/ Helen S. Congdon
Helen S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #1, DATED DECEMBER 1, 1992

By:	/s/ David S. Congdon
David S. Congdon, Trustee

AUDREY L. CONGDON IRREVOCABLE TRUST #2, DATED MAY 28, 2004

By:	/s/ David S. Congdon
David S. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ David S. Congdon
David S. Congdon, Co-Trustee

Page 24 of 24 pages